EXHIBIT 99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

PRIME MEDICAL ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Manufacturing Segment Posts 44% Sequential Increase in EBITDA
for the Quarter on 19% Sequential Sales Increase

AUSTIN, TX, February 23, 2003 — Prime Medical Services, Inc. (NASDAQ: PMSI), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003. See attached tables.

Total revenue for the fourth quarter of 2003 was $43.0 million, compared with $43.4 million for the same quarter a year ago, after excluding refractive vision corrections (RVC) operations sold in 2002. Net income for the period was $2.3 million, or $0.13 per diluted share, compared with $3.8 million, or $0.22 per diluted share, in the same quarter of 2002, after excluding RVC operations.

Total revenue for the year ended December 31, 2003 was $160.4 million, compared with $160.0 million in 2002, after excluding RVC operations. Net income for 2003 was $7.3 million, or $0.42 per diluted share, excluding expenses relating to put-options, compared to $12.3 million of net income, or $0.74 per diluted share, for 2002, after excluding RVC operations.

Prime’s President & CEO, Brad A. Hummel, commented, “Operating results for the fourth quarter of 2003 improved sequentially once again on a growing contribution from our specialty vehicle manufacturing unit. Our overall earnings per share of $0.13 exceeded our expectations.

“Fourth quarter results in our lithotripsy unit were in line with expectations, with procedure decline reflecting seasonal norms. Prior period comparisons continue to be impacted by partnership re-engineering, primarily evidenced by a year-over-year increase in minority interest expense. Average revenue per procedure of $2,130 is indicative of continued reimbursement stability and maintenance of contractual sales mix at the partnership level.

“We further reduced the outstanding balance under our senior credit facility during the quarter, from $12 million to $3 million. Subsequent to year-end, borrowings against the $50 million senior credit facility have been reduced to zero. Net working capital at year-end totaled $31.6 million.”

MANUFACTURING SEGMENT

   2003 Segment Review ($000‘s)

	Q-1	Q-2	Q-3	Q-4
Units Delivered
Medical	30	24	28	38
Command & Control/Other	24	26	20	26
Broadcast	37	44	44	44

	91	94	92	108

Revenue	$25,595	$21,544	$23,641	$28,174
Adjusted EBITDA	$2,547	$2,241	$2,489	$3,576

Mr. Hummel continued, “The fourth quarter was highlighted by a substantial sequential increase in the demand for specialty vehicles for the mobile medical market and for Homeland Security related vehicles.

“Our medical group delivered 38 units during the quarter, compared to 45 in the same period a year ago. Medical group contribution margin increased to 18.3% during the quarter, the third consecutive sequential increase. For the year, our medical group delivered 120 units, compared to 181 during 2002, indicative of weakness that plagued the medical imaging market throughout the year. While encouraged by recent sequential improvement, we remain cautious about forecasting a return of the demand we enjoyed in 2001 and 2002. Excess diagnostic imaging capacity and the lack of new product introduction for mobile deployment suggest this market will remain somewhat sluggish throughout 2004.

“Broadcast unit contribution in the quarter fell slightly to $600,000 on sales of $7.0 million. The group delivered 44 units, consistent with the second and third quarters, however, margin was negatively impacted by product mix and competitive pricing. Broadcast backlog was $10.3 million at year-end indicating modest sales growth for the first half of 2004.

“We have made significant sales progress with our command and control group, as the demand for Homeland Security related products aligns with Federal funding making its way to state and municipal authorities. Revenue in this group grew 34% in the quarter to $5.0 million and backlog rose to $12.6 million at year-end. The proposal book remains at an all time high, in excess of $30.0 million.

“Our manufacturing EBITDA margin rose sequentially during the fourth quarter to 12.7% from 10.5%, reflecting ongoing efforts to improve productivity and manage plant capacity. We expect additional cost savings during 2004 as we implement an extensive plant integration plan.”

UROLOGY SEGMENT

2003 Segment Review ($000‘s)

	Q-1	Q-2	Q-3	Q-4
Procedures	6,894	6,987	7,351	6,879
Revenue	$14,994	$15,105	$15,658	$14,661
EBITDA	8,497	8,324	10,024	8,801
Minority Interest	(4,009)	(3,884)	(4,910)	(4,789)
Adjusted EBITDA	$4,488	$4,440	$5,124	$4,013

Mr. Hummel continued, “As our lithotripsy business emerges from a three-year period of re-engineering, it is showing signs of stability. Pricing and procedure volume at the partnership level have been consistent with our expectations throughout the year. During the fourth quarter, 21 of our 43 operating entities experienced procedure growth over the same period a year earlier, continuing a trend from the previous two quarters. Further, minority interest expense as a percentage of revenue was constant quarter-to-quarter at 32%, reflecting the absorption of minority interest shift pursuant to re-engineering and a more stable revenue base following the loss of our wholly-owned business in Alabama during the first half of the year.

“Following last week’s successful completion of our acquisition of Medstone International, we are focusing our efforts on developing broader relationships within the urology community and expanding our service platform. The accretive nature of the transaction and the balance sheet benefits derived from the combination of our two companies add to our confidence in being able to continue to execute our growth plans without undue burden on our balance sheet.”

“The substantial financial benefits of the Medstone combination are complemented by greater opportunity to expand our business internally. New partnership development, additional surgery center initiatives and more rapid introduction of additional therapeutic services are natural potential outcomes of a larger constituency and a revitalized physician driven model.”

FINANCIAL GUIDANCE

John Q. Barnidge, Prime’s Chief Financial Officer, commented, “On a consolidated basis, we are projecting first quarter revenues of approximately $39.0 million, reflecting normal seasonal and cyclical weaknesses in our urology and manufacturing businesses, respectively, and expenses associated with the Medstone integration. Expected EBITDA, net of minority interest expense, of approximately $5.0 million should yield EPS of $0.03 — $0.04 on an expanded share count of 20.8 million after taking into account shares issued pursuant to our acquisition of Medstone.

“Looking beyond the first quarter, we anticipate 2004 revenue of approximately $188 million – approximately $110 million from manufacturing and approximately $78 million from lithotripsy – and EBITDA (net of minority interest expense) of approximately $32.0 million, incorporating partial year contribution from Medstone and the realization of $1.5 – $2.0 million of our projected annualized combination synergy of $4.0 million. As a result, we would expect EPS growth in 2004 of 10% – 12%, or $0.46 — $0.47 per share.”

Mr. Barnidge added, “Adding further to our outlook, we anticipate net debt to migrate downward to approximately $90 million and net working capital to increase to about $45 million. These strong liquidity metrics should enable us to continue our deleveraging efforts as well as lower the absolute cost of our balance sheet obligations.”

Conference Call and Webcast

Management of Prime Medical Services will host a conference call the morning of Tuesday, February 24, 2004 at 10:30 a.m. EST. To participate in the live call, please dial (800) 299-9630 in the U.S. and (617) 786-2904 internationally. The access number is 13048274. A telephone replay will be available for one week by dialing (888) 286-8010 in the U.S. and (617) 801-6888 for international callers. The access number is 16966151 — please call in 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investor Relations section of the Company’s web site at www.primemedical.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Prime Medical Services

Prime is an industry leader in providing healthcare services to the urology community and is a market leader in the design and manufacturing of specialty vehicles for use in the medical and broadcast & communications industries.

Urology Services and Products. Prime is the country’s leading provider of lithotripsy, a non-invasive therapy for kidney stone disease, operating a fleet of 112 lithotripsy systems in mobile and fixed based configurations throughout the United States. As a result of its February 2004 Medstone acquisition, Prime now offers a line of state-of-the-art urological medical devices including lithotripters, fixed and mobile treatment tables and radiology equipment. Through 43 partnerships organized around local urologists, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. Services include scheduling, logistics, receivables management, contracting, personnel management, training, quality assurance, outcomes management and regulatory compliance.

Manufacturing.     Prime is a global leader in the design, engineering and construction of specialty vehicles for the transport of high technology medical and broadcast & communications equipment. Working with original equipment manufacturers, Prime oversees the integration of a broad range of devices, including diagnostic imaging equipment and therapeutic medical devices, as well as satellite and microwave transmission equipment. The Company has recently expanded its products to include mobile command and control facilities, and other law enforcement, military and Homeland Security related vehicles.

For more information, visit Prime’s website at: www.primemedical.com

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime’s expectations include, among others, the existence of demand for and acceptance of Prime’s services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime’s periodic filings with the Securities and Exchange Commission.

CONTACT: Prime Medical Services, Inc. Brad A. Hummel, President & CEO John Q. Barnidge, Senior Vice President & CFO (512) 314-4554 www.primemedical.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Loren G. Mortman (212) 836-9604, LMortman@equityny.com Lauren Barbera (212) 836-9610, LBarbera@equityny.com www.theequitygroup.com

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Prime Medical Services, Inc.

Pro Forma Supplemental Financial Information

For the Three and Twelve Months Ended December 31, 2003

Unaudited

In thousands, except per share data

	4th Quarter			YTD
	2003	2002(a)	% Variance	2003	2002(b)	% Variance
Summary of Results from Operations

Revenues	$43,073	$43,442	-0.9%	$160,393	$159,793	0.4%

EBITDA(c)	11,501	14,204	-19.0%	44,140	55,641	-20.7%

Adjusted EBITDA(c)	6,713	9,285	-27.7%	26,549	33,908	-21.7%

Net Income	2,299	3,770	-39.0%	7,347	12,316	-40.3%

EPS	$0.13	$0.22	-39.6%	$0.42	$0.74	-42.9%

Number of Shares	17,306	17,154	0.9%	17,367	16,621	4.5%

Segment Information

Revenues:
Lithotripsy	$14,661	$16,863	-13.1%	$60,416	$70,301	-14.1%

Manufacturing	$28,175	$26,436	6.6%	$98,955	$88,753	11.5%

Adjusted EBITDA:
Lithotripsy	$4,013	$5,468	-26.6%	$18,066	$22,726	-20.5%

Manufacturing	$3,576	$4,572	-21.8%	$10,856	$14,068	-22.8%

Capital Expenditures:
Consolidated	888	2,488		$6,011	$6,116

Lithotripsy, net to Prime	239	697		$1,617	$1,666

Manufacturing, net to Prime	144	37		$576	$303

Corporate	60	121		$815	$241

Other Information:

Net Working Capital	$33,326	$36,194		$33,376	$36,194

Net Draws (Payments) on Line of Credit	$(10,000)	$—		$(6,500)	$(1,500)

Total Debt	$113,981	$119,180		$113,981	$119,180

Cash	$9,780	$20,174		$9,780	$20,174

Net Debt	$104,201	$99,006		$104,201	$99,006

Days Sales Outstanding	37.8	34.2		37.8	34.2

(a)	Excludes Refractive Operations: Revenues—$188; EBITDA—$(184); Adjusted EBITDA—$(118); Net Income—($29)
(b)	Excludes Refractive Operations: Revenues—$10,143; EBITDA—$2,064; Adjusted EBITDA—$1,967; Net Income—$21
(c)	See accompanying definition of EBITDA and Adjusted EBITDA

Prime Medical Services, Inc.

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2003

Unaudited

(000's)

	4th Qtr		YTD
	2003	2002	2003	2002
Net Income (loss) as Reported	$2,299	$3,741	$6,223	$770

Add Back(deduct):
Provision (benefit) for Income Taxes	645	1,856	2,667	25
Interest Expense, Including Loan Fees	2,116	2,133	9,248	10,766
Depreciation & Amortization	1,653	1,371	7,063	6,671
Impairments and other costs	—	—	—	17,740
RVC operations	—	184	—	(2,064)
Compensation charge for employee puts and stockbuys	—	—	1,348	—

Adjusted EBITDA	6,713	9,285	26,549	33,908

Add Back:
Minority Interest Expense	4,788	4,853	17,591	21,830
Minority Interest Benefit (Expense)-RVC	—	66	—	(97)

EBITDA	$11,501	$14,204	$44,140	$55,641

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except per share data)	2003	2002	2003	2002
Revenue:
Lithotripsy	$14,661	$16,863	$60,416	$70,301
Manufacturing	28,175	26,436	98,955	88,753
Refractive	--	188	--	10,143
Other	237	143	1,022	739

Total revenue	43,073	43,630	160,393	169,936

Cost of services and general and
administrative expenses:
Lithotripsy	5,829	5,853	24,802	26,292
Manufacturing	24,576	21,780	89,499	74,112
Refractive	--	372	--	8,862
Corporate	1,153	1,048	3,495	3,603
Impairment and other costs	--	--	--	17,740

	31,558	29,053	117,796	130,609
Depreciation and amortization	1,653	1,371	7,063	6,671

	33,211	30,424	124,859	137,280

Operating income	9,862	13,206	35,534	32,656
Other income (expenses):
Interest and dividends	48	70	313	237
Interest expense	(2,116)	(2,133)	(8,991)	(9,697)
Loan fees	--	--	(257)	(1,069)
Other, net	(62)	(693)	(118)	498

	(2,130)	(2,756)	(9,053)	(10,031)

Income before provision for income
taxes and minority interests	7,732	10,450	26,481	22,625
Minority interest in consolidated income	4,788	4,853	17,591	21,830
Provision for income taxes	645	1,856	2,667	25

Net income	$2,299	$3,741	$6,223	$770

Impairment and other costs, net of tax	$--	$--	$--	$10,910
RVC net (income)loss, net of tax	$--	$29	$--	$(21)
Loan fees, net of tax	$--	$--	$180	$657
Compensation charge for employee
puts and stock buybacks, net of tax	$--	$--	$944	$--

Net income excluding certain charges	$2,299	$3,770	$7,347	$12,316

Basic earnings per share:
Net income	$0.13	$0.22	$0.43	$0.75

Weighted average shares outstanding	17,081	16,931	17,157	16,352

Diluted earnings per share:
Net income	$0.13	$0.22	$0.42	$0.74

Weighted average shares outstanding	17,306	17,154	17,367	16,621

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)	December 31, 2003	December 31, 2002
ASSETS
Total current assets	$ 69,110	$ 67,629
Property and equipment, net	23,956	24,684
Other assets	186,902	173,526

	$279,968	$265,839

LIABILITIES
Total current liabilities	$ 35,266	$ 31,435
Long-term debt, net of current portion	111,728	118,306
Other long-term liabilities	19,286	7,522

Total liabilities	166,280	157,263
Minority interest	7,077	9,942
Total stockholder's equity	106,611	98,634

	$279,968	$265,839